Exhibit 107

Calculation of Filing Fee Tables

FORM S-1

(Form Type)

GRAYBAR ELECTRIC COMPANY, INC.

AND

K. M. MAZZARELLA, D. A. BENDER, R. H. HARVEY AND W. P. MANSFIELD, AS VOTING TRUSTEES UNDER THE VOTING TRUST AGREEMENT,

DATED AS OF MARCH 3, 2017, RELATING TO COMMON STOCK ISSUED BY

GRAYBAR ELECTRIC COMPANY, INC.

(Exact Name of Registrant as Specified in their Charters)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock (par value $1 per share)	457(o)	2,000,000	$20.00	$40,000,000	0.0001476	$5,904.00
	Equity	Voting Trust Interests representing the shares of Common Stock offered hereunder
	Total Offering Amounts					$40,000,000		$5,904.00
	Total Fees Previously Paid							-
	Total Fees Offsets							$631.27
	Net Fee Due							$5,272.73

Table 2: Fee Offset Claims and Sources

	Registrant Name	Form Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Offset Claimed	Unsold Securities Associated with Fee Offset Claimed (1)	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	Graybar Electric Company, Inc.	Form S-1	333-274186	August 24, 2023		$631.27	Common Stock and Voting Trust Interest	652,219	$13,044,380
Fee Offset Source	Graybar Electric Company, Inc.	Form S-1	333-274186		August 24, 2023					$4,408.00

(1)

Represents common stock of Graybar Electric Company, Inc. and voting trust interests representing such common stock, originally registered by the registrants under registration statement No. 333-274186 filed August 24, 2023 and declared effective on November 3, 2023 (the “Prior Registration Statement”).  The registrants have terminated or completed any offering that included the unsold securities under the Prior Registration Statement.